UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 31, 2017

Africa Growth Corporation
 (Exact Name Of Registrant As Specified In Its Charter)

Commission File No.: 0-54414

Nevada	27-241387
(State of Incorporation)	(I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway, Suite 500s, Las Vegas, NV	89169-6014
(Address of Principal Executive Offices)	(ZIP Code)

41 Cedar Avenue, 5th Floor, Hamilton, Bermuda HM 12
(Former name or former address, if changed since last report)

Registrant's Telephone Number, including area code: +44 (0) 203 862 2922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on October 31, 2017, Africa Growth Corporation(OTCPK: AFGC, hereinafter, the "Registrant"),the Registrant appointed Dilek Macit to the Registrant's Board of Directors, in the capacity as a non-executive director.

Dilek Macit, age 55, Director. Since January 2013, Ms. Dilek Macit has served as the director for Technical Cooperation at the European Bank for Reconstruction and Development (EBRD) in London. Ms. Macit joined EBRD in 1992 in the position as Counsel, prior to which she practiced law as a solicitor (attorney) in several London law firms (including Jacques and Lewis, now Eversheds until 1991). At EBRD, Ms. Macit has fiduciary accountability to donors of grant funding and leads formulation of consultancy and technical cooperation policy, interaction with international and regional consultancy associations, capacity development of clients and using best practice, promotion and market development of consultancy activities in the EBRD countries of operation. Ms. Macit has extensive experience in capacity building in early stage developing markets including EBRD's recent expansion into Northern Africa. Ms. Macit also serves on, or chairs, various committees both inside EBRD and outside and is on the Advisory Board of the Association of Consultants and Engineers in the United Kingdom.

Item 8.01 Other Events.

On August 30, 2017, the Registrant filed a Form 8-K with disclosure of ongoing tortious interference committed by certain individuals in Angola against Africa International Capital Ltd, the entity being merged into the Registrant ("AIC") and its Isha Project and the Pina Project real estate assets (comprising a total of 64 apartments and commercial space) located in Luanda, Angola. For the purposes of this Item 8.01 disclosure, the Registrant and AIC are referred to collectively, as the "Registrant."

The Registrant is reporting in this Form 8-K that the tortious interference is being perpetrated by certain individuals who are using their official government titles and positions and conspiring with other official representatives of the Republic of Angola (the "Offending Parties") in what the Registrant and its attorneys deem to be unlawful conduct.

The Offending Parties have maintained their control over the Registrant's Isha and Pina real estate projects since August 2017 and continue to exclude the Registrant's Angolan management personnel from the above-referenced Angola property sites and operations. The Registrant has issued legal notices to the Offending Parties regarding their tortious interference and other unlawful acts and their use of fraudulent means and intimidation tactics in an illegal attempt to "steal" the Registrant's Isha and Pina properties. The Registrant has been pursuing all available remedies at law and in equity to end the tortious interference and protect the Registrant's interests in its real estate assets in Luanda, Angola.

In furtherance of the Registrant's pursuit of available remedies for the tortious interference, among other causes of action, the Registrant commenced a lawsuit on November 15, 2017in the United States District Court for the District of Columbia (the "Complaint") against the Offending Parties, including Angolan governmental and non-governmental individuals and entities . The Registrant has alleged in the Complaint that the Offending Parties named as defendants committed the following unlawful actions: (i) Expropriation in Violation of International Law; (ii) Violation of RICO, 18 U.S.C. Section 1962 (c) Conducting the Affairs of the Enterprise; (iii) Conspiracy to Commit Fraud and Conversion; and (iv) Tortious Interference with Contractual Rights, among other causes of action. The Registrant is seeking damages in excess of $55,000,000, among other remedies.

There can be no assurance of the outcome of these proceedings, nor can we be certain that we will prevail on the merits in a timely manner, if at all.

Recent Developments

Further, the Registrant is reporting in this Form 8-K that: (i) it has commenced construction of and sale of residential homes to principally middle-income buyers in Namibia; and (ii) construction and sale of the homes are proceeding in a timely manner. The Registrant currently expects to close and transfer title to local buyers in Namibia under its pilot housing plan (16 homes) before the December 31, 2017 year end. There exists a strong demand among Namibian home buyers who qualify for governmental mortgage guarantees and, as a result, the Registrant has already commenced land acquisition and construction operations under the next stage of its housing plans which include approximately 60 new homes for Namibians as part of the Registrant's pilot project in Namibia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Africa Growth Corporation

By:	/s/ Brenton Kuss
Name:	Brenton Kuss
Title:	Chief Executive Officer

Date: November 17, 2017